      PROSPECTUS SUPPLEMENT                    Filed pursuant to Rule 424(b)(3)
To Prospectus Dated May 3, 1996,                   Registration No. 333-2253
     As Supplemented to Date


                                  $80,500,000

                                      NABI

                 6 1/2% Convertible Subordinated Notes due 2003
                                      and
               Shares of Common Stock, Par Value $.10 Per Share,
                        Issuable Upon Conversion Thereof

          This Prospectus Supplement (the "Supplement") relates to the resale by The Oppenheimer Bond Fund for Growth ("Oppenheimer") of up to $3,750,000 aggregate principal amount of 6 1/2% Convertible Subordinated Notes due 2003 (the "Notes") of NABI, a Delaware corporation (the "Company"), originally issued in private placements consummated on February 7 and March 6, 1996 (the "Debt Offering"), pursuant to NABI's Registration Statement on Form S-3 (No. 333-2253) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated May 3, 1996, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

          Based on information provided to the Company, the aggregate principal amount of the Notes that are currently beneficially owned by Oppenheimer is $3,750,000 all of which may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including Oppenheimer) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Notes is $80,500,000.

          The closing price of the Company's Common Stock as reported on The Nasdaq National Market on December 3, 1997 was $3.94 per share.

          The Notes will be subordinated to all existing and future Senior Indebtedness of the Company. At August 31, 1997, Senior Indebtedness was approximately $25,200,000. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.

          The Notes are neither listed on a national securities exchange nor quoted on an automated quotation system. However, the Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

          The date of this Prospectus Supplement is December 4, 1997.



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NABI



December 9, 1997


VIA ELECTRONIC FILING


Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004


        Re: NABI - Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-2253)
                ------------------------------------------------------


Ladies and Gentlemen:


        On behalf of NABI, a Delaware corporation (the "Company"), I enclose for filing, pursuant to Rule 424(b)(3) and Regulation S-T under the Securities Act of 1933, as amended, a Prospectus Supplement relating to certain resales of the Company's 6 1/2% Convertible Subordinated Notes due 2003, and the common stock issuable upon conversion thereof, under the Company's Registration Statement on Form S-3 (No. 333-2253) (the "Registration Statement").

        Pursuant to Rule 424(e), the subparagraph of Rule 424 under which the filing is made and the registration number of said Registration Statement are noted in the upper right corner of the Prospectus Supplement filed herewith.

        If you have any questions or require any further information with respect to this filing, please do not hesitate to call the undersigned or Daniel S. Shore, collect, at (617) 439-2000.


Very truly yours,


/s/ Lorraine Breece
-------------------
Lorraine Breece
Controller


Attachment




cc:  Mr. James Stawski
     Daniel S. Shore

                                                5800 Park of Commerce Blvd NW
                                                Boca Raton, FL 33487
                                                (561) 989-5800
                                                Fax (561) 989-5801
                                                www.nabi.com